Exhibit 10.1

Certain portions of this agreement, for which confidential treatment has been requested, have been omitted and filed separately with the Securities and Exchange Commission.
Sections of the agreement where portions have been omitted have been identified in the text.
RESTATED
DEL MONTE FOODS RETAIL BROKERAGE AGREEMENT
          THIS AGREEMENT, effective as of the last date following the signatures set forth below (the “Effective Date”) between DEL MONTE CORPORATION, a corporation with its main business office at One Market @ The Landmark, San Francisco, California 94105, hereinafter called “Client,” and ADVANTAGE SALES AND MARKETING LLC, a limited liability company with its main business office at 19100 Von Karman Avenue, Suite 600, Irvine, California 92612, hereinafter called “Broker.”
          WHEREAS, Client distributes food and beverage products for human and animal consumption under various brands including but not limited to DEL MONTE, S&W, CONTADINA, STARKIST, EATWELL, 9 LIVES, KIBBLES ‘N BITS, COLLEGE INN, MEOW MIX, ALLEY CAT and MILK-BONE;
          WHEREAS, Client desires that Broker act as a broker in connection with the servicing, promotion, and sale of those food and beverage products listed on Attachment A (“Products”), which attachment Client may modify , with written notice to Broker, from time to time, and Broker desires to so act;
          NOW, THEREFORE, Client, in consideration of certain agreements hereinafter set forth and to be performed by Broker, hereby appoints Broker to act as broker in connection with the servicing, promotion, and sale of the Products at the applicable brokerage rates and to the classes of trade listed on Attachment B-1 and Attachment B-2 (“Accounts”) for direct buying accounts located within Broker’s assigned territory listed on Attachment C (“Territory”), and Broker, in consideration of the commissions specified herein, agrees to so act.
          The parties mutually agree as follows:
     1. All Sales Subject to Client’s Terms and Conditions. All Products represented by Broker shall be sold subject to Client’s prices, terms, conditions, and confirmation by Client at its main office, and in amounts and assortments authorized by, and to customers approved by Client. Broker shall so advise the trade in receiving orders. Broker shall not solicit nor accept orders from buyers located outside Broker’s assigned territory or assigned area of responsibility and no commissions will be paid on any such orders whether confirmed or not. Broker agrees to assist Client in the collection of all due invoices. All remittances due to Client shall be made by customers directly to Client, unless otherwise instructed by Client. Broker understands that a customer’s order shall be subject to credit approval by Client and that Client shall be the sole judge of a customer’s credit-worthiness. If for any reason a customer does not accept delivery or if Client does not effect delivery to a customer because in Client’s judgment customer’s credit standing is impaired, Client shall be entitled to sell or otherwise dispose of Products and in such event Broker shall be entitled to no commission thereon. All orders shall be booked and transmitted in the name of the actual customer.
     2. Commission; Full Compensation. For Products sold by Broker to direct accounts located within Broker’s territory and confirmed by the main office of Client, and subject to the terms and conditions set forth in this Agreement, Broker shall be entitled to commissions computed as indicated on Attachment B. Such commissions shall be based on [**]*. Client shall not be liable for any costs or expenses of Broker in connection with any services performed hereunder or the operation or maintenance of Broker’s places of business. The commissions specified herein shall constitute full compensation to Broker for all services hereunder.
     3. Promotional Programs and Trade Spending. Broker shall accurately and completely convey to customers Client’s terms and conditions of sale and all terms and conditions of promotional programs in which the customer is eligible to participate. Broker shall accurately and completely convey terms and conditions of any promotional program. Broker shall use best efforts to ensure that trade spending by Broker’s customers does not exceed amounts established by the Client. In the event that trade spending by Broker’s customers exceeds such amounts per SBU on a per market basis (“Overspends”) and such Overspends are the direct result of the gross negligence or willful misconduct of Broker’s or Broker’s employees, Client shall have the right to set-off the amount of such Overspends against commissions earned and to be earned by the Broker. Broker shall be responsible for managing customer deductions and program performance (including Overspends and

*	CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

unauthorized performance) but shall have no financial obligation to Client for such Overspends and/or unauthorized performance other than if such event is a direct result of the gross negligence or willful misconduct of Broker or Broker’s employees. Broker’s commissions shall be adjusted only as provided for herein and in accordance with Client’s Deduction Management Policy set forth on Attachment D, as such policy may be modified, with written notice to Broker, from time to time.
     4. Compliance with Law. Broker agrees to act in accordance with applicable federal, state and local laws. Broker agrees not to pay or transfer any part of commissions received from Client to anyone other than employees of Broker other than as required by law. Broker warrants and represents that no customer or account or representative thereof, or governmental employee, has any ownership or financial interest, direct or indirect, in Broker. Broker agrees to indemnify Client for expenses and losses incurred by Client and caused by Broker’s gross negligence or actions in violation of the terms of this Agreement, or in violation of any laws, regulations, or policies of Client, or without written authorization of Client. Client agrees to indemnify and hold harmless Broker from and against any and all claims, demands, actions, proceedings and costs (including reasonable attorneys’ fees), in any way resulting from the gross negligence of Client, its employees, or agents in the performance of this Agreement, and any loss or injury resulting from and/or arising out of products, point of sale materials and/or other product related materials and/or goods, supplied in connection with this Agreement, including but not limited to, any defect in merchandise, or the purpose or use of any product manufactured, produced or distributed by Client, except to the extent of Broker’s responsibility set forth in the preceding sentence.
     5. Fair and Equitable. Client’s policy is to treat all competitive customers on a fair, equal, and proportionate basis. Broker agrees to follow such policy in representing the Products under this Agreement.
     6. Ownership of Records. Files and records maintained by Broker and directly relating to transactions between Client and Client’s customers are the property of Client and shall be delivered to Client promptly following the written request by Client for such records. Broker acknowledges that failure to promptly release records to Client may cause irreparable harm to Client, and that Client shall be entitled to immediate injunctive relief to obtain such records in addition to other remedies available at law. During the term of this Agreement Broker shall maintain custody of such Client records in accordance with Broker’s internal policies, however such records shall not be kept for a period shorter than as required by applicable laws, rules and regulations; and shall permit Client or its agent(s), upon reasonable notice, to inspect and copy such records at Client’s sole expense at a mutually agreed upon time. Broker may make copies of such records for its internal use.
7. (a)	Services. Client shall establish quarterly and annual performance objectives in consultation with Broker and Broker shall accomplish the objectives so established and agreed upon by Client and Broker. Broker agrees to provide services as customary in the marketplace in connection with the servicing, promotion and sale of products comparable to the Products. Services shall include but not be limited to (a) retail store coverage at the frequency and depth of coverage as agreed to with Client and as provided on Attachment B-1; (b) retail services to assure the availability for sale of Products to the consumer on the selling floor of all retail stores; (c) category management services including but not limited to development of new item presentations, development of business reviews for customers and Del Monte sales personnel, item assortment work utilizing Client Category Management Systems and other assortment tools, customizing Client corporate presentations for local customers, complete post promotional analysis, utilizing ASMkting Spectra tools for Consumer/Shopper insights, and creating production plan-o-grams for all appropriate Client categories, (d) promptly providing at Client’s request consumer marketing information which shall include but not be limited to the areas of competitive activity, customer coverage, product distribution, national marketing information, and other reasonable information as requested by Client; (e) activities designed to achieve all retail objectives of Client regarding distribution, shelf placement, pricing, and promotional merchandising support; (f) removing from sale Products not meeting Client’s standards or policies, (g) reporting retail conditions as requested by Client, (h) invoice management and recovery of unauthorized deductions and customer Overspends and timely validation and clearing of open deduction balances in accordance with Client objectives as defined for each fiscal year, (i) Atlas maintenance, and (j) conveying to Client information concerning customers’ credit-worthiness or changes in financial condition. In addition, Broker shall provide the Dedicated Client Team resources as described on Attachment E hereto. Services provided hereunder shall not include services provided by divisions of Broker which are not customarily included as part of the principal/broker relationship, including services provided by Broker’s Integrated Marketing Solutions and CPG3 divisions and/or any retail specific coverage service options, not specifically set forth in this Agreement. Services not covered by this Agreement shall be provided by Broker pursuant to a separate written contract.

(b)	Personnel. In performing services hereunder, Broker agrees to dedicate a sufficient number of personnel to effectively accomplish Client’s business objectives within the time frames set by Client. Client and Broker agree to meet annually (and more often as deemed necessary by Client) to establish necessary staffing levels, expertise, objectives and goals. Broker shall retain responsibility for supervising Broker personnel. With respect to manager level employees and above, Client acting in good faith shall have the right to disqualify persons from working on Client’s account and shall have the right to approve persons before they are assigned to Client’s account.

(c)	Training. Broker acknowledges that training is essential to the successful and consistent achievement of Client’s sales development objectives. Broker agrees to provide transitional and ongoing training as directed by Client to its personnel servicing Client’s account to the extent necessary or appropriate to accomplish Broker’s obligations under this Agreement. Broker shall designate and shall identify to Client regional training supervisors to provide ongoing training to Broker personnel. Broker acknowledges that ongoing training among Broker’s personnel shall be Broker’s responsibility and that Client’s responsibility shall be limited to providing training guidance and direction to Broker’s regional training supervisors.

(d)	Retailer Services. Client acknowledges that subject to the terms of this Agreement, Broker shall act as an exclusive broker to Client in connection with the servicing, promotion and sale of the Products for the customers and classes of trade listed on Attachment B for the assigned territory listed on Attachment C. If a retailer performs similar services as those contemplated by Broker under this Agreement (“Retailer Services”) and the Retailer charges Client (or deducts amounts due to Client) for the Retailer Services, Client shall not deduct any amounts from Broker’s commissions related to such charges.
     8. Confidential Information. Broker and Client each acknowledges that from time to time each party to this Agreement will have access to certain confidential and proprietary information and systems of the other party (the “Disclosing Party”) which is generally not available to or known by the public, in which the Disclosing Party has a legitimate protectable interest and which has particular value to the Disclosing Party, the disclosure of which could be harmful to the Disclosing Party’s interests (the “Confidential Information”). During the term of this Agreement and for a period of five (5) years thereafter, Broker and Client each agree that it shall not directly or indirectly disclose such Confidential Information to any third party except as required by law or regulation or use any Confidential Information for any purposes not expressly authorized in writing by the Disclosing Party. Confidential Information means any and all information, whether disclosed in writing or orally, identified as confidential by the Disclosing Party. For purposes of this Agreement, Client information relating to Client business strategies, deal rates, promotional rates, marketing plans, new item introductions and business development opportunities shall be considered Confidential Information. Confidential Information may also include, but is not limited to: business models and plans, proprietary computer software and sales planning and execution processes, information and/or knowledge regarding products, processes, techniques, trade secrets, strategies and programs, financial data, vendor and customer relationships, methods of operation and other information or materials in any form proprietary to a party. For purposes of this Agreement, Confidential Information shall not include the following:
(a)	Information available in the public domain, not as a result of the violation of any undertaking herein;

(b)	Information available to either party on a non-confidential basis prior to disclosure of it by the other party;

(c)	Information that is available from a third party, provided that such source is not violating any duty or agreement of confidentiality;

(d)	Information that is independently developed by a party and such independent development can be reasonably substantiated; or

(e)	Information that is required to be disclosed by law or legal process.
     9. Non-Solicitation. During the term of this Agreement and for a period of six (6) months following its termination, the parties agree not to, without the prior approval of the other party (which approval shall be provided in writing or e-mail), solicit or induce any employee of the other, either directly or indirectly, to leave such employment and/or become an employee of the other or any company affiliated with or related to such party. Notwithstanding the foregoing, a general solicitation, such as through a newspaper, website or trade journal, and any hiring related thereto, shall not be prohibited by this section.
     10. No Diversion. Broker agrees not to divert Products to markets outside the United States, and agrees not to divert Products between markets within its assigned United States territory.

     11. Insurance. Broker agrees to purchase and maintain throughout the term of this Agreement and for [**]* following expiration or earlier termination of this Agreement, general liability and employee theft (crime) insurance naming Client as an additional insured as respects its handling of the Client’s account with minimum liability limits of [**]* per occurrence. Client shall, at its own expense, obtain and maintain throughout the term of this Agreement and for two (2) years following expiration or earlier termination of this Agreement, Commercial general liability insurance on an occurrence coverage form, including but not limited to coverage for product liability and personal & advertising injury providing protection in the amount of at least five million dollars ($5,000,000.00) per occurrence and annual aggregate against any claims, suits, losses or damages arising as a result of this Agreement.. Each of Broker and Client shall have the other named as an additional insured under one another’s liability insurance policy and shall provide the other with a certificate of insurance evidencing such coverage. Such certificate of insurance shall provide that such insurance is not subject to cancellation without at least thirty (30) days’ prior written notice to the other party.
     12. Software. Any software provided by Client (“Software”) is provided pursuant to a license which shall terminate upon the termination of this Agreement. Usage of such Software shall be subject to the following conditions: (a) it is licensed for installation on a single computer only, (b) it may not be copied except for reasonable backup and archival purposes only, (c) it may not be sold, rented, leased, or transferred to any other party except in connection with a permitted assignment pursuant to Section 17 hereof, (d) use shall be limited to Client’s business only and it may not be used for any other purpose, and (e) it may not be reverse-engineered, decompiled, disassembled or modified. Broker shall not create any derivatives of Software and shall not remove any product identification, copyright notices or other indicia or ownership. Upon the termination of this Agreement, Broker shall remove all Software from the computer on which it resides and return to Client or destroy any media or materials holding, describing or otherwise related to such Software.
13. (a)	Term. This Agreement shall have an initial term beginning on the Effective Date and ending on April 30, 2009. Thereafter, the Agreement shall automatically renew for successive additional terms of one year each (to run concurrent with Client’s fiscal year) unless Client or Broker provides written notice of non-renewal at least thirty (30) days prior to the expiration of the then current term. Notwithstanding the foregoing, either party may terminate this Agreement at any time, effective immediately upon written notice if it has good cause for termination. Without limiting the applicable law, the following circumstances shall constitute good cause for termination:
(i)	the other party shall be in material breach of any of its obligations under this Agreement and, where the breach involves an ongoing obligation that is capable of cure, such party shall have failed to cure such breach within thirty (30) days after receiving written notice from the other party of the existence of such breach. For purposes of this section, “material breach” shall include, without limitation, any failure by Broker to substantially achieve quarterly or annual qualitative and/or quantitative performance objectives; comply with Client’s Deduction Management Policy (provided that Broker may comply with the document retention requirements of such policy by transferring covered documents to Client); and comply with Client’s Sales Policy and Procedures, Manual and such other policies and procedures as Client may issue from time to time that are agreed to in writing by Client and Broker; “material breach” shall also include Client’s failure to compensate Broker in accordance with the terms of this Agreement; or

(ii)	the other party shall have become insolvent or filed a petition in bankruptcy, or entered into a composition with its creditors, or had a receiver appointed for its assets, or become the subject of any winding up of its business or any judicial proceeding relating to or arising out of its financial condition.
(b)	Orders after Termination. Immediately upon notice of termination being served by either party, Client shall have the right to obtain orders through another broker or sales office and Broker shall have the right to offer its services to third parties, subject to the confidentiality provisions set forth herein. Since Broker will not be obtaining such Client orders, Broker shall have no right to a commission on said orders. However, Broker shall continue to receive the commission and bonus amounts as applicable provided in this Agreement for any orders, which are obtained by Broker and are actually shipped prior to the termination date. Client is not obligated to accept orders from Broker for shipment after the termination date.

(c)	Coverage/Commission Adjustments. Notwithstanding any other provision of this Agreement, Client shall have the option to modify this Agreement to implement changes in coverage or services (i.e., converting coverage to retail-only coverage and/or converting services to services payable on a fee-for-service basis) upon thirty (30) days’ written notice to Broker. In the event Client exercises this option, commissions payable hereunder shall be adjusted to reflect modified Broker responsibilities, as agreed to by Client and Broker.

*	CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

(d)	Termination Upon Coverage/Commission Adjustment. In the event that the parties are unable to agree on amounts payable for such modified Broker responsibilities as set forth in Section 13(d), either party shall have the option to terminate this Agreement upon thirty (30) days’ written notice to the other party.
     14. Audit. Client shall have the right to inspect and copy Broker’s books and records to the extent such books and records directly relate to Client’s business. Such inspection shall be conducted by Client or Client’s authorized accountants during regular business hours upon at least fourteen (14) days written notice to Broker at a time mutually agreed upon by Broker and Client. The cost of any such audit shall be borne by Client. Broker agrees to maintain its records in accordance with generally accepted accounting principles and to conform its accounting practices (to the extent they relate to Client’s business and to the extent consistent with generally accepted accounting principles) to reasonable recommendations made by Client’s accountants. As reasonably requested by Client, Broker shall demonstrate to Client that it has appropriate internal controls in place with respect to financial transactions affecting Client or bank accounts maintained on Client’s behalf. For purposes of validating compliance with the Sarbanes-Oxley Act of 2002, Section 404, unless Broker is able to provide a SAS 70, Type 2 internal controls report of a reasonable scope prepared by a nationally recognized accounting firm covering a period of greater than six months and including at least one month of the last six months of Client’s Fiscal Year, Client or its designated accountants shall have the right to audit such controls on an annual basis and Broker agrees to discuss and reasonably consider control improvements reasonably requested by Client. Client will provide Broker with at least thirty (30) days prior written notice of its intent to perform the controls audit, will agree with Broker on a schedule for the audit and will conduct the audit during normal business hours. This Article 14 shall survive the termination or expiration of this Agreement for a period of two (2) years.
     15. Conflicts. Broker shall not interview to represent competitive products within the fruit, vegetable, tomato, specialty bean, processed seafood, pet food, pet snacks, and broth categories without Client’s prior written consent, which consent shall not be withheld if Broker can reasonably demonstrate to Client that the proposed representation will not negatively impact Client’s business. For purposes of this Agreement, if Broker obtains Client’s consent to interview to represent competitive products within the aforementioned categories, such consent shall also act as Client’s consent and approval for Broker to act as a broker for such competitive product(s).
     16. No Agent. Except as Broker may be specifically authorized in writing by Client, nothing herein contained shall be construed as authorizing Broker to bind Client in any way nor as constituting Broker an agent or representative of Client. Broker shall have no authority to make any expenditure on behalf of Client without Client’s prior written consent.
     17. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements and understandings, whether oral or written, with respect to the same subject matter. In the event any provision of this Agreement is found void or unenforceable, the remainder of this Agreement shall remain in full force and effect. This Agreement may not be altered or amended except in a writing executed by both parties. This Agreement may not be assigned without the prior written consent of the other party. Notwithstanding the foregoing, either party may assign this Agreement without the other party’s prior written consent to any entity which is directly or indirectly controlled by or under common control with such party, to any successor entity, or to any entity which shall acquire a business segment of such party. This Agreement is subject to attached Attachments, which are incorporated fully herein.
     18. Governing Law; Arbitration. This Agreement shall be governed by California law, without reference to the conflicts of laws principles thereof. Except for breaches of Section 6 and Section 8, any dispute arising out of or related to this Agreement, including the termination thereof, shall be resolved through binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration shall take place before a single arbitrator mutually selected by the parties in San Francisco, California. The prevailing party in such dispute shall be awarded its attorneys’ fees and costs, in addition to any other relief deemed appropriate, and such award may be entered in any court of competent jurisdiction. In the event the parties are unable to agree to a single arbitrator within fifteen (15) days of the demand by either party for arbitration, the arbitrator shall be appointed by the AAA upon application by either party. Where Broker has breached Section 6 by failing to promptly release records to Client or where either party has breached Section 8 by improperly disclosing or using Confidential Information, the non-breaching party shall be entitled to immediate injunctive relief without a showing of harm upon application to any court of competent jurisdiction.
     19. Notices. Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to the other party hereto shall be in writing, addressed to a senior officer of the other party at its principal business address, and shall be deemed duly served (a) when personally delivered, (b) three days after deposit in the United States mail, first class delivery, return receipt requested, or (c) two days after deposit with a nationally recognized overnight courier service. If to Broker: Advantage Sales & Marketing, Sonny King, CEO, 19100 Von Karman Avenue, Suite 600, Irvine, California 92612, with a copy to Tania King, General Counsel., and if to Client: Del Monte Corporation, Attn: Executive Vice President, Sales, One Market @ The Landmark, San Francisco, California 94105, with a copy to General Counsel.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

DEL MONTE CORPORATION		ADVANTAGE SALES AND MARKETING

By	/s/ Timothy A. Cole	By	/s/ Sonny King

	Timothy A. Cole	Name:	Sonny King
	Executive Vice President, Sales	Title:	Chief Executive Officer

Date:	11/04 /08	Date:	9/25/08

ATTACHMENT A
DEL MONTE CORPORATION
RETAIL GROCERY BROKERAGE AGREEMENT
Products

1.		Del Monte Brands

	•	DEL MONTE Brand Dry Retail Grocery Products

	•	CONTADINA Brand Dry Retail Grocery Products

	•	All SNAP-E-TOM Brand Retail Products

	•	SUNFRESH Canned Retail Grocery Products

	•	S&W Brand Retail Grocery Products

	•	Hi Continental Brands (ARGO, DOUBLE LUCK, MISSION, etc. to the extent sold through normal retail grocery customers and as otherwise covered by this Agreement)

2.		Del Monte Pet Products

	•	BISCUITS	•	BLEND DRY CAT	•	CANINE CARRY-OUTS
	•	CHOICE BLEND DRY	•	CUTS	•	CYCLE
	•	GRAVY TRAIN	•	JERKY TREATS	•	KEN-L RATION PREM
	•	KEN-L RATION SPEC	•	KIBBLES ‘N BITS	•	MEATY BONE
	•	NATURE’S RECIPE	•	9 LIVES	•	PUP-PERONI
	•	POUNCE	•	PUSS ‘N BOOTS CHOICE	•	REWARD
	•	REWARD DINNER	•	ROUNDS	•	SCOOBY SNACKS
	•	SKIPPY	•	SNAUSAGES	•	TARTAR CHECK
	•	TENDER CHOPS DRY	•	WAGWELLS	•	MEOW MIX
	•	ALLEY CAT	•	MILK-BONE

3.		Seafood

	•	STARKIST
	•	EATWELL

4.		COLLEGE INN BROTH

5.		Produce (Products packed in glass or plastic for distribution in the produce or refrigerated sections)

	•	DM Fruit Naturals
	•	ORCHARD SELECT Fruit in Glass/Plastic
	•	SUNFRESH fruit in Glass/Plastic
	•	SUNFRESH Hearts of Palm Products

ATTACHMENT B-1
DEL MONTE CORPORATION
RETAIL GROCERY BROKERAGE AGREEMENT
Applicable Brokerage Rates/Classes of Trade/Other Compensation
Brokerage Commissions shall be computed where applicable on the billed sales to the customers and classes of trade set forth below. Effective as of the Effective Date and subject to the exclusions set forth herein, Brokerage Commissions shall be paid at the commission rates set forth below applied to Client’s adjusted base delivered price (see provision 2 of Agreement). Commission rates and/or other payments for services under this Agreement may be amended upon mutual agreement by the parties in writing.

A.	Del Monte Brands, Del Monte Pet Products (Retail), Seafood (except frozen), College Inn Broth, Produce (except as indicated on Schedule B-2)		Applicable Base Brokerage Rate

	I.	Retail Grocery Customers
(except Wal*Mart Super Center Retail – see below)
		• Non-Produce	[**]*

		• Produce	[**]*

	II.	Drug Stores (except as specifically indicated)	[**]*

	III.	Dollar Stores (except as specifically indicated)	[**]*

	IV.	Convenience Stores (as specifically agreed)	[**]*

	V.	Administrative Support Customers (CVS, Walgreens
		Rite Aid, Eckerds, Dollar General, Dollar Tree)	[**]*

	VI.	All Channels: Hawaii	[**]*

	VII.	Minor Mass	[**]*

	VIII.	Specialty Distributors	[**]*

	StarKist Frozen		[**]*

	•	HQ Sales & Support	[**]*

	•	Retail Coverage	[**]*

	•	Resets & Remodels	[**]*
Bonuses, if applicable, shall be paid at rates mutually agreed upon by the parties.
B. Dedicated Retail Team. In addition to the brokerage rates set forth above, Broker shall be paid a lump sum payment of [**]* monthly for Dedicated Retail Team (DRT) services in the grocery channel. Services provided by the DRT shall consist of customary dedicated retail services including the following:

*	CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Retail Distribution Management
New Product Distribution
Modular Integrity Oversight
Retail Audits
Retail Call Reporting (Date and Location of Retail Calls)
The DRT shall perform services for all Client customers in the grocery channel (including the national retailers directly serviced by Client (identified on Attachment C hereto) and those retail grocery accounts managed by Louis F. Leeper Company), as defined in the agreed deployment model.
C. In-Store Execution/Reset Activity. Client shall pay to Broker a monthly payment for all grocery channel in-store execution and reset activity based on (i) actual labor support supplied during a month (at Broker’s published retail service rates), and (ii) to the extent applicable, Client’s pro-rata share of customer charges for in-store execution/reset activity. Broker in-store execution/reset activity shall be performed in accordance with plans and budgets approved in advance by Client. Broker shall submit a detailed invoice for in-store execution/reset activity to Client by the fifteenth day of the month following the month in which such services were performed. All charges set forth in such invoice shall be substantiated by reasonable supporting documentation or records. Payment for In-Store Execution/Reset Activity shall be capped at [**]* per Client fiscal year.
D. Other Services. Broker shall perform such other services as specified by Client at rates and subject to terms mutually agreed to by Client and Broker.
E. Wal*Mart Super Center and Division I Retail Coverage

1.	Retail Calls
(Covering Del Monte Brands, Pet Products, Seafood, College Inn Broth and Produce)

	- Frequency TBD by Del Monte	[**]*

	Estimated length of average call at WMSC	[**]*.
	Estimated length of average call at Division I	[**]*.
	Estimated length of average call at Neighborhood Markets	[**]*

2.	Store Set Up
	A. - New Store	[**]*
	B. - Existing Stores	[**]*
F. Development Projects
     As directed by Client and agreed to by Broker, to be paid on a per-project basis.
G. Back Office Support Services
     As mutually agreed by the parties.
H. Exclusions:
Institutional (except for food service items ordered by covered retail customers, as agreed by Client)
Government and Military
Club
Private Label

*	CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

Vending
Food Ingredients
Export
As set forth herein

ATTACHMENT B-2
Exclusions
DEL MONTE CORPORATION
RETAIL GROCERY BROKERAGE AGREEMENT
Broker shall not receive brokerage commissions on sales of Client’s products to the following customers unless they are specifically designated on Attachment C:

Direct Mass Merchandising

Wal*Mart	Sam’s
Wal*Mart Super Center	Warehouse Club
(See WMSC Retail, Attach. B-1)	Costco
Wal*Mart Neighborhood Markets	Wholesale Depot
BJ’s
Max Club
Price Mart

National Retailers	Leeper Customers

Kroger (Coordinated and West) Safeway Publix	Those customers in the Pittsburgh/Cleveland territory serviced by Louis F. Leeper Co. an and its affiliates
Delhaize
Meijer
HEB
K-Mart
Provided, however, that Broker shall be compensated as mutually agreed by the parties for back office support services provided to Client.
Dollar Stores
Family Dollar
Big Lots
Grocery Outlet
Bargain Wholesale
Pet Specialty
PetCo
PetSmart
Pet Supplies Plus
Pet Supermarkets
Pet Specialty distributors
Produce
No commission payable with respect to those markets identified on Schedule B-2

SCHEDULE B-2
EXCLUDED PRODUCE MARKETS
Oklahoma
Kansas City
Chicago
Milwaukee
Minneapolis
Nash Finch
Newell
Boston
Buffalo
Cleveland
Detroit
Grand Rapids
Pittsburgh
Syracuse
Atlanta
Salt Lake City
Phoenix
Safeway
San Francisco
San Francisco All Other

ATTACHMENT C
DEL MONTE CORPORATION
RETAIL GROCERY BROKERAGE AGREEMENT
Items: Del Monte Brands, Pet Products, Seafood, College Inn Broth, Produce
Channel: Retail Grocery Customers (except those identified in Attachment B-2)
All direct-buying customers in the following markets with Broker codes:

S4308	LOS ANGELES	S4359	JEWEL
S4309	PHOENIX	S4360	SHAWS
S4310	SALT LAKE CITY	S4364	SAVE-A-LOT
S4312	DENVER	S4365	SUPERVALU CENTRAL REGION
S4311	HAWAII	S4366	SUPERVALU MW/SE REG
S4313	SAN FRANCISCO	S4367	SUPERVALU NORTH/NW REG
S4314	PORTLAND/SEATTLE	S4368	SUPERVALU EASTERN REG
S4316	DALLAS	S4390	GIANT CARLISLE
S4317	HOUSTON	S4391	STOP & SHOP/GIANT-MD
S4318	WEST TEXAS	S4392	BOSTON A/O
S4319	MEMPHIS	S4393	ALBANY
S4326	KANSAS CITY	S4394	C&S (EXCL PATHMARK)
S4327	DES MOINES/OMAHA	S4395	A&P
S4328	ST. LOUIS	S4396	A/O NEW YORK
S4329	INDY/LOUISVILLE	S4397	HARRISBURG
S4330	CINCINNATI	S4398	BALTIMORE/WASHINGTON
S4331	CHICAGO	S4399	NEW YORK (WKFN/PATH)
S4332	MILWAUKEE	S4400	BUFFALO
S4333	NASH FINCH	S4401	SYRACUSE
S4334	DETROIT	S4404	FLORIDA
S4335	GRAND RAPIDS	S4405	NEW ORLEANS
S4352	ACME	S4406	GREENVILLE
S4353	ALBERTSONS BREA	S4407	BIRMINGHAM
S4355	ALBERTSONS DRUG DIV	S4408	ATLANTA
S4356	ALBERTSONS DALLAS/FT. WORTH	S4409	CHARLOTTE
S4357	ALBERTSONS PLANT CITY	S4410	NASHVILLE/KNOXVILLE
S4358	ALBERTSONS NO. CALIFORNIA	S4421	TOPS
Channel: Drug Stores (except as specifically indicated)
All direct-buying customers in the following markets with Broker codes:

HNA288	CHAIN DRUG
HNA805	A/O DRUG

Channel: Dollar Stores (except as specifically indicated)
All direct-buying customers in the following markets with Broker codes:

HNA804	A/O DOLLAR
HNA806	CORE DOLLAR
Channel: Convenience Stores (except as specifically agreed)
All direct-buying customers in the following markets with Broker codes:

HNA219	C-STORE (Big 4)
HNA767	A/O C-STORE
Channel: Channels Other
All direct-buying customers in the following markets with Broker codes:

HNA769	MINOR MASS
HNA845	SPECIALTY DIST.

ATTACHMENT D
DEL MONTE CORPORATION
RETAIL GROCERY BROKERAGE AGREEMENT

POLICY & PROCEDURE TITLE	PAGE	OF	PROCEDURE NO
	1	7
DEDUCTION MANAGEMENT	SUPERSEDES		DATE ISSUED
Purpose:
To ensure that customer deductions are researched and resolved timely ensuring customer compliance and performance with Del Monte policy on customer level promotional expenditures and other customer payment activities.
Policy:
Del Monte recognizes customer deductions as one means of performance based funds settlement. Deductions are researched and validated by Sales Representatives within guidelines established to enable proper financial accounting and maximize the likelihood of collection should the deductions be deemed invalid. Deductions should be addressed by Broker within 60 days. Notwithstanding the foregoing, in the event the customer does not respond and the deductions cannot be cleared in such timeframe, Broker shall notify Del Monte. The parties agree and acknowledge that while Broker shall assist in the deduction and collection process, Broker is not responsible in the event deductions cannot be cleared or collection is not successful.
Deduction Process Overview
Customer claims are generally received as a reduction in the invoice check payment. For most customers deductions are a preferred method of reimbursement for a claim or billback. Deductions, resulting from the cash application procedure, are managed in the Deduction Management System (DMS). Deduction notices are directed and sent to the area accountable for deduction resolution with any supporting documentation if received from the customer when, after review by A/R Claims, they cannot be resolved internally.
Customer deduction documentation received from Customers independent of the check remittance will be forwarded to Sales. Sales is the area accountable to manage deductions, i.e. Broker or Del Monte Sales Representative. No deduction documentation is retained by Del Monte A/R and Claims Department. Sales must retain all deduction and promotion support for seven (7) years. Such deduction documentation (i.e. proof of performance, contracts, etc.) is either created by the Sales/Broker representative or is received directly from the customer. Further, the retention of files is also an internal audit requirement.
Deductions received without documentation or that require Sales involvement are sent to the appropriate Sales Representative for identification and/or resolution. Deductions for transportation, logistics or inventory related claims that are fully documented at the time of cash application are sent to Transportation for resolution.
If the deduction is valid, the Sales’ agent is responsible for creating a settlement record in the trade funds system, if applicable, or providing A/R and Claims Department the promotional detail, e.g. fund number, BPCS promotion/line number or other information that expenses the deduction to the proper ledger account. Deductions determined to be invalid are considered disallowed and must be documented with a letter to the customer requesting repayment of the deduction. (See Disallowed Deduction procedure).

Deductions referred to the Sales’ Representative for action are reported on the Aged Trial Balance (ATB) and can be accessed through the Global Data Warehouse (GDW) Impromptu Reports. This report itemizes all open transactions by Broker/Sales market by Business Unit and Customer and by age category.

POLICY & PROCEDURE TITLE	PAGE	OF	PROCEDURE NO
	2	7
DEDUCTION MANAGEMENT SALES RESPONSIBILITIES	SUPERSEDES		DATE ISSUED
Sales Responsibilities
•	Aged Trial Balance (ATB) Management
o	Aged Trial Balance Reports are available daily and list all items that have been referred to Sales for action, including disallowed deductions. The report(s) can be accessed through the Global Data Warehouse (GDW) Impromptu Reports- DLM Broker- DLM Sales and Marketing – DMS Broker Reports. It is Del Monte’s expectation that Sales:
▪	Review and react to the items reported within 60 days of deduction notification, (the date the deduction was referred to Sales).

▪	Identify deduction trends and take a proactive approach in correcting the issue to reduce or eliminate subsequent occurrences.

▪	Take extraordinary issues to the attention of Sales Management for further involvement and timely decision making
o	The expected action is either the resolution or collection of the deduction or identification of the item to other deduction categories, business units or channels
•	Deduction Resolution
o	Promotional
▪	Customer Atlas: Deductions associated to promotions planned in Atlas will be resolved by creating a Atlas settlement which will generate an adjustment to DMS that will offset the corresponding deduction. The settlement should be created after review and validation that the terms of the performance agreement were satisfied. See Customer Atlas System (Settlements/Payments) policy.

▪	Non Atlas: Deductions to be cleared to promotion expense outside of Atlas must be returned to A/R Claims with appropriate clearing information, e.g. fund number or BPCS Promotion/Line Number.

POLICY & PROCEDURE TITLE	PAGE	OF	PROCEDURE NO
	3	7
DEDUCTION MANAGEMENT SALES RESPONSIBILITIES	SUPERSEDES		DATE ISSUED
o	Price
▪	Deductions taken for price discrepancies will be cleared by A/R and Claims upon receipt of evidence that the incorrect price was billed (reference to documented price list) with approval from Trade Finance or Customer/Category Marketing.
o	Post Audits
▪	Del Monte supports the GMA Joint Industry Committee’s guideline for presentation of claims within 24 months of the expiration of a deal. Our formal position with the customer must be that Del Monte adheres to the GMA standard. If, however, a post audit is received outside of the time frame of Del Monte’s policy, with appropriate documentation validation must be completed. Claims must be fully documented with signed deal sheets and invoice information. All price and promotional audits must be researched.
•	If found valid and the promotional period to which the claim applies is still open in Atlas, the deduction should be cleared with offsetting Customer Trade Funds.

•	If found valid and the claim was received after a promotional period is closed, the deduction will be returned to A/R Claims and will be cleared against the Post Audit accrual established by Finance.

•	If it is determined to be invalid the claim is to be disallowed and must be documented with a letter of explanation to the customer and a request for repayment of the deduction. (See Disallowed Deduction procedure).
o	Coupon
▪	Coupon redemption claims are handled via check payment to the customer by the Del Monte appointed clearing house. Any deduction taken for coupon redemption and any other fees associated with coupon redemption are automatically cleared and forwarded to a member of the Customer Trade Finance Department for review and collection if required.

POLICY & PROCEDURE TITLE	PAGE	OF	PROCEDURE NO
	4	7
DEDUCTION MANAGEMENT SALES RESPONSIBILITIES	SUPERSEDES		DATE ISSUED
o	Unsaleables and Spoilage – Presently customers can elect one of three methods for reimbursement of unsaleables:
-	Off-invoice swell allowance

-	Rate-based bill back

-	Reclamation Center Invoicing
▪	Deductions for unsaleables taken by those customers who receive an off-invoice swell allowance will not be accepted and must be disallowed (See Disallowed Deduction Policy)

▪	Rate-based billback deductions are paid via Del Monte issued A/P check. If a deduction is received, research must be conducted to determine if payment was made. If a check was issued to the customer, the deduction will be disallowed (see Disallowed Deduction Policy). If the payment was not made, and the deduction aligns to the billback rate, the deduction will be cleared

▪	Reclamation center invoices are to be sent by the Customer to

Del Monte Foods
P.O. Box 26336
Winston Salem, NC 27114

A/R Claims will validate the processing of the Customers’ claim by Universal Solutions (USI) and clear as appropriate.

POLICY & PROCEDURE TITLE	PAGE	OF	PROCEDURE NO
	5	7
DEDUCTION MANAGEMENT SALES RESPONSIBILITIES	SUPERSEDES		DATE ISSUED
o	Transportation/Logistics/Inventory
▪	Identification of claim to transportation must be supported with customer documentation and returned to A/R Claims for reclassification to Transportation responsibility.

▪	Claims for customer inventory returns from warehouse stock must also include Del Monte’s Return Authorization number.

▪	An expanded policy and procedure for Trans/Logistics is in process
o	Unilateral Fines and Fees
▪	See “Unilateral Trade Policies and Trade Penalties.” Deductions for this type will be considered as an indicator of Customer non-compliance to Del Montes policy and will be disallowed.
•	Deductions Not Defined to Business Unit
o	Deductions that cannot be assigned to a Business Unit, e.g. Seafood, Pet Products, Del Monte Brands, Corporate Brands due to the lack of documentation at the time of deduction creation will be posted on the Sales ATB as either:
▪	Undefined – Claim or reference number is not a Del Monte invoice number.

▪	Mixed Brands – Claim or invoice number referenced on the customers’ remittance advice is a Del Monte invoice number and the referenced invoice contains multiple Business Unit products, e.g., Seafood and Del Monte Brands.
When the Business Unit is known, the A/R and Claims Group must be notified to update the deduction with the correct reference. If the deduction is promotional the item will be classified for interface to Customer Atlas.

Note: Only promotional deductions with a known Business Unit can be interfaced to Customer Atlas.

POLICY & PROCEDURE TITLE	PAGE	OF	PROCEDURE NO
	6	7
DEDUCTION MANAGEMENT SALES RESPONSIBILITIES	SUPERSEDES		DATE ISSUED
Time Fenced Deductions
Purpose: To improve the timeliness of the overall deduction resolution cycle ensuring that all deductions are resolved within a finite time frame to eliminate excessive aging of the deduction portfolio and achieve timely resolution of open deductions
Procedure: Open deductions greater than 180 days old at the end of each October fiscal month and any deduction received in the current fiscal year related to the prior fiscal year that are assigned to the following categories will be automatically offset against Customer Trade Funds in Customer Atlas or manually expensed to the customer funds in those channels who do not utilize Customer Atlas. This offset will reduce funds available for other promotions for the customers impacted by the adjustments.
•	Promotions

•	Undefined (Business Unit not specified)

•	Unknown (Deduction type not specified)

•	Post Audits (Assigned to Atlas)

•	Disallowed deductions.

POLICY & PROCEDURE TITLE	PAGE	OF	PROCEDURE NO
	7	7
DEDUCTION MANAGEMENT SALES RESPONSIBILITIES	SUPERSEDES		DATE ISSUED
Del Monte Foods operates on a fiscal year, ending the last Sunday of April or the first Sunday of May.
The fiscal calendar is based on a 4-4-5 week accounting cycle, where the first 2 months of each quarter are 4 weeks in duration and the 3rd month is 5 weeks.

Fiscal Month	Number of Weeks
May	4
June	4
July	5
August	4
September	4
October	5
November	4
December	4
January	5
February	4
March	4
April	5

POLICY & PROCEDURE TITLE	PAGE	OF	PROCEDURE NO
	1	2
DISALLOWED DEDUCTIONS	SUPERSEDES		DATE ISSUED
Purpose:
Customer claims classified as disallowed shall be evaluated and tracked to identify trends and potential problems. Disallowed deduction claims are often promotional, pricing, or logistics-related in nature, and include claims that occur as a result of conflicts between a Del Monte policy and the customer’s policy. It is the expectation that any customer claim classified as disallowed be recovered on a timely basis, preferably through cash reimbursement on a subsequent Del Monte remittance. The Disallowed deduction group within Customer Financial Services reports and manages this portfolio independently of valid promotional, price, logistics deduction claims.
Policy:
Customer deductions must be appropriately earned and fully documented. It is Del Monte’s policy to recover funds taken in error by our customers. The Del Monte Sales Department and our Broker representatives shall have ultimate responsibility for the recovery of all disallowed deductions.
▪	All questionable customer deductions are to be carefully researched and any disallowance of a customer claim must be supported. Disallowed claims should contain no areas of ‘gray’; Del Monte and/or our brokers should be able to clearly demonstrate that a customer deduction was taken in error before the deduction is reclassified as disallowed.

▪	Del Monte’s Disallowed Deductions Group shall review all disallowed claims, to ensure that supporting documentation provides sufficient proof to enable the customer a basis for repayment.

▪	Customer deductions that are determined to be valid shall be recognized and not disallowed.

▪	Customer deductions classified as disallowed actively must be pursued so as to be repaid as soon as possible but no later than 180 days (six months) from disallowed classification date (change date).

▪	Any disallowed claim exceeding 180 days from change date will be subject to trade fund reductions at the predetermined time fence sweep period.

▪	Trade funds are not to be used to arbitrarily clear an invalid claim outside the time fence sweep mechanism. This includes entering claims into Atlas trade promotional systems against a disallowed deduction.
Procedure:
The following process should be followed for invalid deduction claims.

POLICY & PROCEDURE TITLE	PAGE	OF	PROCEDURE NO
	2	2
DISALLOWED DEDUCTIONS	SUPERSEDES		DATE ISSUED
▪	To the extent possible, the Sales Department or Broker representative should raise the issue of the improper deduction directly with the customer in a face-to-face meeting or telephone call (prior to formally requesting repayment). These upfront discussions allow the customer the opportunity to explain the deduction and may provide a basis for the deduction.

▪	If the deduction issue cannot be resolved through the initial communication with the customer, the Transportation, Sales Department or Broker Representative shall compose a letter to the customer that clearly explains why the deduction was denied and requests repayment.
-	Letter should be directed to an individual within the customer that has the authority to initiate repayment and who was initially contacted regarding the issue. The letter should take the form of a confirmation of the initial contact.

-	Documentation must accompany the repayment letter that clearly supports the Company’s position that the deduction is invalid and should be repaid.
▪	Sales/broker is to forward to appropriate A/R Claims Analyst all documentation presented to the customer.

▪	A/R Claims Analyst is to forward documentation provided by Sales/broker onto the Disallowed Deduction Analyst for review.

▪	Disallowed Deduction Analyst will review each disallowed claim and, if properly supported as such, classify the claim into one of several disallowed tracking categories.

▪	Disallowed Deduction Analyst will aid Sales/broker in the recovery process and directly assist in the pursuit of collection where relevant.

▪	Sales/Broker will be kept informed of outstanding disallowed issues and balances through global data warehouse (GDW) reporting, as well as other reporting requested and supplied through the Disallowed Deduction Analyst.

▪	Disallowed Deduction Group will issue disallowed deduction statistics to Senior Management on a monthly basis, including total company, logistic, and business unit rolling 12-month average collection rates. The disallowed deduction balances by customer, business unit, and fiscal year will also be reported.

▪	The ‘Time Fence” policy will apply to Disallowed Deductions. That policy should be reviewed for particulars.

▪	ATB Data is updated nightly through Global Data Warehouse. Sales is encouraged to pull their respective ATB regularly.

ATTACHMENT E
DEL MONTE CORPORATION
RETAIL GROCERY BROKERAGE AGREEMENT
DEDICATED CLIENT TEAM AND RETAIL RESOURCES
Broker acknowledges the importance to Client and to Client’s business of focused resources dedicated to the exclusive advancement of Client’s interests. Broker agrees to supply necessary resources to manage Client’s business, and to provide client team and retail services as mutually agreed upon by the parties.